FILED PURSUANT TO RULE 424(B)(3)
                                                          FILE NUMBER: 333-77055


         STICKER SUPPLEMENT TO SUPPLEMENT NO. 5 DATED MARCH 21, 2000,
                    SUPPLEMENT NO. 6 DATED MAY 31, 2000 AND
                     SUPPLEMENT NO. 7 DATED JUNE 20, 2000


    SUPPLEMENT NO. 5 TO BE USED WITH SUPPLEMENT NO. 6, SUPPLEMENT NO. 7 AND
                        PROSPECTUS DATED AUGUST 3, 1999


SUMMARY  OF  SUPPLEMENTS  TO  PROSPECTUS  (SEE  THE  SUPPLEMENTS  FOR ADDITIONAL
                                 INFORMATION)

Supplement No. 5 dated March 21, 2000 (incorporating and replacing all prior Supplements in use, No. 1 though 4):

   (1) Reports on our purchase, either directly or through a subsidiary, of eleven extended-stay hotels for an aggregate purchase price of $91,426,000
   (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $68,569,500, secured by the properties and having maturity dates of October 1, 2000, December 1, 2000 and January 1, 2001
   (3) Reports on the manner in which the hotels are being leased, operated and managed, including a summary of the material contracts affecting these matters
   (4) Provides certain other information about us and the hotels we have purchased

Supplement No. 6 dated May 31, 2000:

   (1) Reports on our purchase, through a subsidiary, of a long-term leasehold interest in an extended-stay hotel for a purchase price of $15,489,000
   (2) Reports on the short-term financing of 75% of the purchase price, or $11,616,750, secured by the property and having a maturity date of April 28, 2001
   (3) Reports on the manner in which the hotel is being leased, operated and managed, including a summary of the material contracts affecting these matters
   (4) Provides certain other information about us and the hotel

Supplement No. 7 dated June 20, 2000:

   (1) Reports on the potential refinancing of our short-term debt
   (2) Reports on the possible purchase of an additional extended-stay hotel
   (3) Provides certain updated information about our hotels

     As of August 23, 1999, we had closed on the sale of 1,666,666.67 of our common shares at a price of $9 per share, representing completion of the minimum offering. As of June 19, 2000, we had closed on the sale of 3,278,875 of our common shares at a price of $10 per share. These sales, when combined, represent gross proceeds of $47,788,750 and proceeds net of selling commissions and marketing expenses of $43,009,875. We are continuing the offering at $10 per share in accordance with the prospectus.

     RECENT  DEVELOPMENT: As  of  June  30,  2000,  we  purchased  the  hotel in
     --------------------
Boulder, Colorado, which is described in Supplement No. 7. The total purchase price for the hotel was $14,885,000. Of this total, $3,721,250 (representing 25%) was paid in cash at closing and the balance of $11,163,750 (or 75%) is payable by us to Promus Hotels, Inc., as the seller, under a secured promissory note having a final maturity date of April 28, 2001.

     We have paid a total real estate commission of $2,436,000, representing 2% of the aggregate purchase price for all of our hotels, to Apple Suites Realty Group, Inc., which is our real estate broker and is owned by our Chairman and Chief Executive Officer.